EXHIBIT 21

                                  SIMULA, INC.
                                 SUBSIDIARY LIST

1.       AI Capital Corp. (formerly Airline Interiors, Inc.)

2.       Artcraft Industries Corp.

3.       CCEC Capital Corp. (formerly Coach and Car Equipment Corporation)

4.       International Center for Safety Education, Inc.

5.       Simula Automotive Safety Devices, Inc.

6.       Simula Automotive Safety Devices, Limited

7.       Simula Composites Corporation (formerly Viatech, Inc.)

8.       Simula Polymer Systems, Inc.

9.       Simula Safety Systems, Inc.

10.      Simula Technologies, Inc.

11.      Simula Transportation Equipment Corporation